Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-209854) pertaining to the NovoCure Limited Employee Share Purchase Plan, the NovoCure Limited 2015 Omnibus Incentive Plan, the NovoCure Limited 2013 Share Option Plan and the Standen Limited 2003 Share Option Plan of our report dated February 23, 2017, with respect to the consolidated financial statements of NovoCure Limited, included in its Annual Report on Form 10-K for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

Tel Aviv, Israel	/s/ KOST FORER GABBAY AND KASIERER
March 1, 2017	member of Ernst & Young Global